Execution Version              Exhibit 10.1
AMENDMENT NUMBER ONE
TO AGREEMENT

This Amendment Number One, dated and effective March 31, 2022 (the “Amendment”), amends that certain Agreement, dated May 10, 2021 (the “Agreement”), by and between Bank of Marin Bancorp, a California corporation (the “Company”), The Jon S. Kelly Administrative Trust UTD January 14, 2000 (the “Kelly Trust”), Shawn Devlin (“Ms. Devlin”) and Riley Gardner (“Mr. Gardner”). Capitalized terms used in this Amendment but not defined in this Amendment are defined as set forth in the Agreement.

WHEREAS, various provisions of the Agreement will expire at the end of the Restricted Period and the Company’s 2022 Annual Meeting of Shareholders, and the Parties wish to provide for an extension of some such terms and other modifications to the Agreement as set forth herein;

WHEREAS, since the date of the Agreement, the Kelly Trust has distributed all of the shares of Common Stock previously held by it to Ms. Devlin and Mr. Gardner, thereby effecting Section 1.3(b) of the Agreement, and as of the date hereof, each of Ms. Devlin and Mr. Gardner directly beneficially own shares of Common Stock, as set forth on Schedule A, attached hereto and made a part hereof;

WHEREAS, the Parties have agreed that it is in their mutual best interest to enter into this Amendment to provide for, among other things, the continued service of the current Kelly Trust Nominee, Sanjiv Sanghvi, on the Board, appointment of Mr. Sanghvi to the Board of Directors of the Company’s wholly owned subsidiary, Bank of Marin (“Bank” and such Board, the “Bank Board”), modification of the committees upon which Mr. Sanghvi sits, and the extension of the Restricted Period, as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.1(c) of the Agreement is hereby amended in its entirety to read as follows:

“(c) The term “Restricted Period” means the period from the date of this Agreement through the date that is 30 days prior to the first day of the notice period specified in the Company’s advance notice bylaw (Section 2.14 of Article 2 of the Company’s Bylaws) applicable to the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”); provided that the first day of such notice period shall be deemed to be the date that is fifty (50) days prior to the one-year anniversary of the 2022 Annual Meeting to the extent the Company has not yet publicly disclosed the date of the 2023 Annual Meeting as of such date; provided further, that the Kelly Trust Parties may terminate the Restricted Period at any time by written notice to the Company if (i) the Company refuses to grant its consent to a Replacement Kelly Trust Nominee as provided in clause (ii) to Section 2.1(d) within ten days following the request therefor, or (ii) there is a material breach of this Agreement by the Company that is not cured by the Company within ten days of the date on which the Kelly Trust Parties provide the Company with notice of such breach.”

2. Section 2.1 of the Agreement is hereby amended in its entirety to read as follows:

“Section 2.1 Board of Directors, Annual Meeting and Related Matters.
(a) Board Expansion. If not already effected, simultaneously with the execution of this Agreement, the Board shall take all necessary actions to (i) rescind immediately the resolution reducing the size of the Company’s Board to eleven (11) directors, which was to be effective following the 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”), and (ii) confirm and/or establish the current size of the Board at twelve (12) directors.
(b) 2022 Annual Meeting. The Company shall use all reasonable best efforts to cause the 2022 Annual Meeting to be held and the election of directors thereat to be conducted on May 10, 2022, and shall not delay or postpone such meeting date or election, unless a quorum is not obtained, in which case the 2022 Annual Meeting shall be held as promptly thereafter as practicable.
(c) Board Size. Following the 2022 Annual Meeting and until the conclusion of the 2023 Annual Meeting, the Board shall take all necessary actions to maintain the size of the Board at twelve (12) directors (including the Kelly Trust Nominee); provided, however, the Board may take all required and appropriate action to increase the size of the Board as necessary to comply with California Corporations Code Section 301.3 and 301.4, but not to exceed thirteen (13)..
(d) Replacement Directors. If at any time during the Restricted Period any Kelly Trust Nominee refuses to serve, or is unable or unwilling to serve as a director of the Company as a result of such Kelly Trust Nominee’s death, incapacity, or otherwise, then the Kelly Trust Parties shall be entitled to designate another individual as a replacement Kelly Trust Nominee subject to the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned (any such replacement Kelly Trust Nominee, a “Replacement Kelly Trust Nominee”), and such Replacement Kelly Trust Nominee shall be deemed a Kelly Trust Nominee for all purposes of this Agreement; provided, however, that the Company’s objection to a proposed Replacement Kelly Trust Nominee shall be deemed reasonable only if, (i) such individual is an officer or director of a financial institution operating in any MSA in which the Company then currently operates a full service bank branch, or (ii) such individual does not meet all other criteria for board membership as established by the Board’s Nominating and Governance Committee applicable to all directors generally. In proposing an individual as a Replacement Kelly Trust Nominee pursuant to the immediately preceding sentence, the Kelly Trust Parties shall provide the Company with such information regarding such individual as would be required to nominate such individual as a director pursuant to Section 2.14 of Article 2 of the Company’s Bylaws. In the event of the death, resignation or retirement from the Board of any Kelly Trust Nominee during the Restricted Period, the Board shall, as promptly thereafter as practicable, cause such Kelly Trust Nominee to be replaced with a Replacement Kelly Trust Nominee.
(e) Bank Board. By no later than the Company’s organizational meeting of Directors immediately following the conclusion of the 2022 Annual Meeting, the Company shall take all necessary actions to add the Kelly Trust Nominee to the Bank Board, and shall at all times during the Restricted Period maintain the Kelly Trust Nominee or any Replacement Kelly Trust Nominee on both the Board and the Bank Board.
(f) Committees of the Board. Concurrently with the execution of this Amendment, and throughout the Restricted Period, the Board shall ensure that a Kelly Trust Nominee or Replacement Kelly Trust Nominee shall be a member of at least each of the Compensation Committee and the Nominating & Governance Committee of the Board, and any

corresponding or analogous committees of the Bank Board, and the Asset / Liability Management Committee of the Bank Board, and any corresponding or analogous committee of the Board, and the Company agrees to maintain such committee appointments during the Restricted Period; provided, however, that any such Kelly Trust Nominee or Replacement Kelly Trust Nominee meets any criteria for such position as required by NASDAQ rules or rules and regulations established by the SEC; provided further that the Company acknowledges and agrees that the Kelly Trust Nominee or Replacement Kelly Trust Nominee, as applicable, shall be an observer to the Executive Committee of the Board and any corresponding or analogous committee of the Bank Board, and shall (i) receive copies of all documents distributed to the members of such Executive Committee, including, without limitation, notice of all meetings of such Executive Committee and all materials prepared for consideration at any meeting of such Executive Committee on or after the date hereof contemporaneous with their distribution to the members of such Executive Committee and (ii) have the right to attend, but not vote, at all meetings of such Executive Committee during the Restricted Period (whether such meetings are held in person, telephonically or otherwise).
(g) Re-Nomination of Kelly Trust Nominee. Provided the current Kelly Trust Nominee agrees to be nominated, the Company agrees that at the 2022 Annual Meeting, the Board will:
(1) nominate the current Kelly Trust Nominee as director of the Company whose term shall expire at the Company’s 2023 Annual Meeting; and
(2) solicit proxies for and vote in favor of the current Kelly Trust Nominee at the 2022 Annual Meeting.
(h) Efforts. The Company shall use all reasonable best efforts to ensure that the current Kelly Trust Nominee is elected by the shareholders at the 2022 Annual Meeting; provided that such efforts shall be no less rigorous and be conducted in a manner no less favorable than the manner in which the Company supports its other nominees.
(i) Role of Kelly Trust Nominees. Each of the Kelly Trust Nominees, upon election and/or appointment to the Board and the Bank Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines (it being understood that such policies shall not restrict the activities of the Kelly Trust Parties) and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company, and shall otherwise receive the same materials provided to and be treated similarly to all other directors of the Board and the Bank Board; provided, however, the Kelly Trust Parties acknowledge and agree that any Kelly Trust Nominee or Replacement Kelly Trust Nominee may be excluded from only those certain portions of any Board or Bank Board meeting or discussions primarily focused on River City Bank or Kelly Trust Parties.
(j) Stock Ownership. If at any time during the Restricted Period the Kelly Trust Parties fail to collectively beneficially own at least 3% of the issued and outstanding shares of the Company, then the terms and conditions of Section 2.1(d) and (e) shall cease to have any force or effect and the Kelly Trust Parties shall have no rights or privileges to enforce the terms of Section 2.1(d) and (e).
3. The Parties hereby reconfirm the representations and warranties made in Section 3.1 of the Agreement, except that (i) as to the Company, the reference to the Board resolutions shall be deemed to refer to the Board resolutions attached hereto as Exhibit 1 and (ii) with respect to the Kelly Trust Parties, Ms. Devlin and Mr. Gardner directly beneficially own the shares of Common Stock indicated on Schedule A attached hereto.

4. Each party shall be responsible for its own fees and expenses incurred in connection with this Amendment and all matters related to this Amendment or the Agreement, except that the Company will promptly reimburse the Kelly Trust Parties for their reasonable and documented out-of-pocket fees, costs and expenses (including attorneys’ fees) incurred in connection with this Amendment and/or the 2022 Annual Meeting, up to a maximum aggregate of $20,000.

5. Except as expressly set forth in this Amendment all other terms of the Agreement shall remain in full force and effect.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or electronic (in “.pdf” format) copy of any executed counterpart hereof shall have the same legal effect as the original.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused the same to be executed by its duly authorized representative, as of the date first above written.

BANK OF MARIN BANCORP

By:	/s/ Timothy D. Myers
Name:	Timothy D. Myers
Title:	President and CEO

Kelly Trust PARTIES:

/s/ Shawn Devlin
Shawn Devlin

/s/ Riley Gardner
Riley Gardner

SCHEDULE A

As of March 29, 2022, Ms. Devlin and Mr. Gardner each respectively beneficially own the following shares of Common Stock:

Shawn Devlin: 632,486
Riley Gardner: 451,506
Total: 1,083,992

EXHIBIT 1

RESOLUTIONS of the Board Approving this AMENDMENT

[Following this page]

RESOLUTIONS OF THE BOARD OF DIRECTORS
OF
BANK OF MARIN BANCORP

The undersigned certifies that she is the Secretary of Bank of Marin Bancorp (the “Company”) and that, as such, she is authorized to execute this Certificate on its behalf and further certifies that the Board of Directors of the Company, duly adopted the following resolutions at a special meeting of the Board of Directors called and held on March [*], 2022, at which a quorum was present and acting throughout; and such resolutions are in full force and effect on and as of the date hereof, not having been amended, altered or repealed:

1. Amendment of Agreement with Shawn Devlin and Riley Gardner.

WHEREAS, the Company previously entered into that certain Agreement, dated May 10, 2021 (the “Agreement”), with The Jon S. Kelly Administrative Trust UTD January 14, 2000 (the “Kelly Trust”), Shawn Devlin (“Ms. Devlin”) and Riley Gardner (“Mr. Gardner”) (Ms. Devlin and Mr. Gardner collectively referred to herein as the “Kelly Trust Parties”);

WHEREAS, various provisions of the Agreement will expire at the end of the Restricted Period and the Company’s 2022 Annual Meeting of Shareholders, and an Amendment Number One to the Agreement has been proposed to provide for, among other things, the continued service by the current Kelly Trust Nominee, Sanjiv Sanghvi, on the Company Board of Directors, appointment of Mr. Sanghvi to the Board of Directors of the Company’s wholly owned subsidiary, Bank of Marin (“Bank”), modification of the committees upon which Mr. Sanghvi sits, and the extension of the Restricted Period, and a form of such amendment has been presented to the Board in the form attached hereto as Exhibit A (the “Amendment”);

WHEREAS, since the date of the Agreement, the Kelly Trust has distributed all of the shares of Common Stock previously held by it to Ms. Devlin and Mr. Gardner, thereby effecting Section 1.3(b) of the Agreement, and as of the date of the Amendment, each of Ms. Devlin and Mr. Gardner directly beneficially own shares of Common Stock of the Company, as set forth on Schedule A to the Amendment;

WHEREAS, the Company believes it is in its best interest to enter into the Amendment;

RESOLVED, that the Amendment between the Company and the Kelly Trust Parties in the form attached hereto is hereby approved and adopted.

FURTHER RESOLVED, that the proper officers of the Company be, and they are hereby, authorized and directed to execute the Amendment and take whatever further action is required to give full force and effect to the foregoing resolution.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand and affixed the seal of Bank of Marin Bancorp, this [*] day of March, 2022.

_______________________________                                Nancy Rinaldi Boatright
Secretary
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